SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 10, 2004

Gateway Financial Holdings, Inc.

North Carolina (State of incorporation)	000-33223 (Commission File Number)	56-2264354 (I.R.S. Employer Identification No.)

1145 North Road Street, Elizabeth City, North Carolina (Address of principal executive offices)	27909 (Zip Code)

Issuer’s telephone number: (252) 334-1511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This document contains 2 pages, excluding exhibits.

Item 8.01 — Other Events.

     On September 10, 2004, Gateway Financial Holdings, Inc. (the “Corporation”), the holding company for Gateway Bank & Trust Co. (the “Bank”), mailed a rescission offer to purchasers of record of shares of its common stock through the exercise of warrants on or before the expiration date of the warrants, which was June 30, 2004. The warrants were issued by the Bank prior to the formation of the Corporation pursuant to an exemption from the Securities Act.

     In November 2001, following the Bank’s reorganization into a holding company structure, the Corporation registered the shares of its common stock to be issued upon exercise of the warrants with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to federal law. At that time, the Corporation concluded that certain exemptions with respect to registration or qualification of the common stock under certain state laws applied. The Corporation recently became aware through an internal review that its analysis was not entirely correct in certain states and that, in addition to registering the shares with the SEC, it should have registered or qualified the shares in these states.

     Under applicable statutes, the Corporation is making a rescission offer to shareholders of record who exercised the warrants. The applicable state statutes give such shareholders the right to require that the Corporation repurchase the common stock received upon exercise of the warrants for cash at a price of $9.15 per share (i.e., the exercise price of the warrants) plus interest at the statutory rate calculated from the date of exercise of the warrants (eight percent in North Carolina).

     The Common Stock of the Corporation is traded on the Nasdaq National Market under the symbol GBTS. The Corporation’s common stock closed at $15.29 on September 9, 2004.

     Acceptance of the rescission offer must be mailed to the Corporation’s transfer agent within thirty (30) days from receipt of the rescission offer. Acceptance of the rescission offer is not valid unless the shareholder returns the stock certificates to the transfer agent within 45 days of receipt of the rescission offer. If a valid acceptance of the rescission offer is not made within these time periods, any statutory right to require the Corporation to redeem the shares pursuant to these state statutes will expire.

Item 9.01(c) — Exhibits

Exhibit 4: Rescission Offer

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Gateway Financial Holdings, Inc.

By:	/s/ D. Ben Berry

D. Ben Berry
President and Chief Executive Officer

Date:	September 10, 2004